Exhibit 99.1

Zix Corporation CEO Provides Corporate Update for Q3 2007
ZixCorp exceeds cash guidance as the Company also achieves new quarterly revenue record
DALLAS — October 3, 2007 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“We had a good quarter in each of our core businesses — Email Encryption and e-Prescribing,” said Spurr. “Preliminary revenue estimates are that we will again meet or slightly exceed our guidance range ($5.7 to $6.0 million). In our Email Encryption business, where orders in the second half of the year have historically lagged behind the first half, we had the highest Q3 new first-year orders in the Company’s history with an estimated $1.3 million and estimated total orders of $5.4 million. Demand remained strong for our service model in both healthcare and financial services, and we had continued high customer satisfaction as evidenced by strong renewals.”
Of the company’s e-prescribing business, Spurr said, “Our PocketScript business maintained a solid performance. We exceeded the high end of the 450-500 e-prescribing deployment guidance for the quarter and ZixCorp marked a milestone in the third quarter announcing that it had processed more than 14 million e-scripts to date. Script volume continues to grow with the Company closing the month of September with a record 155,000 e-scripts over a one-week period. PocketScript customers remain highly satisfied and, of course, we added our eighth payor sponsor during the third quarter.”
“ZixCorp continues to perform ahead of plan for 2007 with respect to our net cash consumption,” continued Spurr. “I am very pleased that we were able to maintain the strong results we delivered in the first half of 2007. Our third quarter ending cash balance of $11.5 million, including $1.7 million in restricted cash, was well ahead of our guidance range of $11.0 to $11.3 million. The cash burn for the third quarter 2007 was $600,000, compared with a $4.7 million burn for the third quarter of last year, driven by both greater than anticipated cash receipts from our Email Encryption business and reductions in overall spending. We remain on track to burn less than $4.3 million for all of 2007 and to attain our goal of achieving positive cash flow in Q1 of 2008.”
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www .zixcorp.com

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ZixCorp to Announce Third Quarter 2007 Results on November 8
The Company’s third quarter 2007 operating results will be released after close of the U.S. financial markets on November 8, 2007. The company will hold a conference call to discuss this information on November 8 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-213-8064 or toll-free 866-770-7051 and entering access code 88768510. An audio replay of the conference will be available until November 15, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 34363060, and after that date via Webcast on the company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are not a guarantee of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www .zixcorp.com